UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2010

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Memorial Drive, Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 10, 2010, we amended our strategic alliance agreement with Mundipharma International Corporation Limited, or MICL. Pursuant to such amendment,

•	MICL elected to extend the funded discovery period of the alliance through December 31, 2012;

•	MICL elected not to exercise its right to terminate its rights for any product or project within the alliance; and

•	the budget for calendar year 2012 of one hundred ten million dollars ($110,000,000) will apply.

Under the original agreement, MICL had the right to opt out of any discovery project or any preclinical or clinical development program on an annual basis in November of each year. In the event of an opt-out decision, MICL would continue to provide funding for, in the aggregate, 100% of our contractually budgeted research and development expenses for all programs included in the alliance for the calendar year following the date of such opt out. Under the amendment, these time-based decisions have been modified to become event-based for the Hedgehog program only. MICL will continue to have time-based annual opt-out rights in November of each year for the other programs in the alliance.

Under the amendment, MICL’s next funding commitment for the Hedgehog program must be made by the 30th day following the outcome of an end-of-Phase 2 meeting with the U.S. Food and Drug Administration pertaining to the ongoing clinical trial of IPI-926 in patients with pancreatic cancer (or, if the end-of-Phase 2 meeting is not held by November 1, 2013, then by November 30, 2013). MICL is obligated to fully fund the Hedgehog program until it is required to make this further commitment. If MICL elects to opt-out of continued development funding at this time, then MICL would be obligated to make an immediate payment of $23.65 million to us, which we can use on any research or development program in the alliance. In addition, MICL would be obligated to reimburse us for up to $23.65 million of additional expenses incurred during 2013 that are associated with the completion of Phase 2 clinical trials of IPI-926 that ongoing at the time of the opt-out, so that aggregate residual funding could total $47.3 million. If MICL elects to continue participation in the Hedgehog program when it makes its next commitment, MICL would thereafter have the annual November opt-out right, and one-year residual funding obligation, contained in the original agreement.

The foregoing summary description of the amendment to the strategic alliance agreement does not purport to be complete and is qualified in its entirety by reference to the amendment, which is filed as Exhibit 99.1 hereto.

Item 5.02	Compensatory Arrangements of Certain Officers.

(e) On December 10, 2010, the Compensation Committee of our Board of Directors awarded Steven H. Holtzman, founder and executive chair of our Board, a grant of 100,000 shares of our common stock and $400,000 in cash, in recognition of services rendered to our company. This award is being made in conjunction with Mr. Holtzman’s transition from executive chair to non-executive chair of our Board. The stock award was made pursuant to our 2010 Stock Incentive Plan. On the same day, our Board of Directors also amended our 2010 Stock Incentive Plan to provide that the automatic stock option grants made to directors from time to time pursuant to the plan will include an annual stock option grant for individuals serving as a non-employee chair of our Board. A copy of this amendment is filed as Exhibit 99.2 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are included in this report:

Exhibit No.	Description

99.1	Amendment No. 1 to Strategic Alliance Agreement with Mundipharma International Corporation Limited

99.2	Amendment No. 1 to 2010 Stock Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: December 13, 2010	By:	/S/ GERALD E. QUIRK
Gerald E. Quirk
Vice President, Corporate Affairs and General Counsel